Exhibit 99.1

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

ADDS INTERNATIONAL SALES AND DISTRIBUTION VETERAN

Acceleration of International Sales to Drive Revenue and Profit Growth

COS COB, CT – October 18, 2017 – Chicken Soup for the Soul Entertainment, Inc. (“CSS Entertainment”) (Nasdaq: CSSE), a fast-growing provider of positive and entertaining video content, has appointed Lou Occhicone as its senior vice president of business affairs and distribution.

Mr. Occhicone’s extensive long-term industry relationships are expected to rapidly increase the number and scope of the company’s international distribution agreements.

Mr. Occhicone brings over 20 years of programming, distribution and operations experience to CSS Entertainment. Mr. Occhicone will be responsible for legal, operational and business aspects of the production and acquisition of content, as well as its domestic and international distribution. Prior to joining CSS Entertainment, Mr. Occhicone was a consultant for Buck Productions and Flame Distribution. He has held executive positions with CMJ Distribution, Inc., an international television production company, where he created production partnerships with television networks from around the world, and was senior vice president of operations for 13 years at CABLEready, a global television distribution and development company.

“Lou brings a wealth of experience building out global distribution for content, understanding the partners, business practices and cultural preferences that vary from region to region,” said Elana Sofko, senior vice president of business development and operations. “His strong business instincts and relationships will serve us well as we accelerate our efforts to distribute and monetize our content around the world.”

“CSS Entertainment has a disruptive business model,” stated Mr. Occhicone. “The company’s uplifting content is highly marketable globally as evidenced by our recent success in securing international distribution agreements. I look forward to contributing to the company’s continued success.”

ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

Chicken Soup for the Soul Entertainment, Inc. is a fast-growing provider of positive and entertaining video content that brings out the best of the human spirit. The company is aggressively growing its business through a combination of organic growth, licensing and distribution arrangements, acquisitions, and strategic relationships. Chicken Soup for the Soul Entertainment is also expanding its partnerships with sponsors, television networks and independent producers. The company will make its video content available to consumers globally through television and online networks, including its online affiliate APlus.com. The company is a subsidiary of Chicken Soup for the Soul, LLC.

FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the offering circular) and uncertainties which could cause actual results to differ from the forward-looking statements. The company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if our underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections.

MEDIA CONTACT:

Jeanene Timberlake

RooneyPartners LLC

jtimberlake@rooneyco.com

(646) 770-8858

INVESTOR CONTACT:

Sanjay M. Hurry/Jody Burfening

LHA

CSSEnt@lhai.com

(212) 838-3777